Exhibit 99.1

Accelerate Diagnostics Announces 1-for-10 Reverse Stock Split

TUCSON, Ariz., July 10, 2023 /PRNewswire/ -- Accelerate Diagnostics, Inc., (NASDAQ:AXDX) (the “Company”) a leading provider of innovative rapid diagnostic solutions, announced that it will conduct a reverse stock split of its outstanding shares of common stock at a ratio of 1-for-10. The reverse stock split will become effective at 5:00 p.m. Eastern Time, on July 11, 2023. The Company’s common stock will begin trading on a post-split basis at the market open on July 12, 2023, under the Company’s existing trading symbol “AXDX”. The reverse stock split is part of the Company’s plan to regain compliance with the Minimum Bid Price Requirement of $1.00 per share required to maintain continued listing on The Nasdaq Capital Market, among other benefits.

The reverse stock split was approved by the Company's stockholders at the Company’s Annual Meeting of Stockholders held on May 19, 2023 to be effected in the Board’s discretion within approved parameters. The final ratio was approved by the Company's Board on July 7, 2023.

The reverse stock split reduces the number of shares of the Company’s outstanding common stock from approximately 144 million shares to approximately 14 million shares, subject to adjustment due to the payment of cash in lieu of fractional shares. As a result of the Reverse Stock Split, proportionate adjustments will be made to the number of shares of the Company’s common stock underlying the Company’s outstanding equity awards, warrants and convertible notes and the number of shares issuable under the Company’s equity incentive plans and other existing agreements, as well as the exercise or conversion price, as applicable. There will be no change to the number of authorized shares or the par value per share.

Information for AXDX Stockholders

As a result of the reverse stock split, every ten pre-split shares of common stock outstanding will become one share of common stock. The Company’s transfer agent, Broadridge Financial Solutions, Inc., will serve as the exchange agent for the reverse stock split.

Registered stockholders holding pre-split shares of the Company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker's particular processes, and will not be required to take any action in connection with the reverse stock split. Stockholders holding shares of the Company’s common stock in certificate form will receive a transmittal letter from Broadridge with instructions as soon as practicable after the effective date.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares will receive a cash payment in lieu of such fractional shares.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno® system and Accelerate PhenoTest® BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA cleared system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results in approximately 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1-2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

“Accelerate Diagnostics” and diamond shaped logos and marks are registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are “forward-looking” or may have “forward-looking” implications within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our future stock price, the effect of the reverse stock split on stockholders and compliance with listing standards. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned "Risk Factors" in the company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2023, and in other reports that the company files with the Securities and Exchange Commission. In addition, the company's forward-looking statements could be affected by general industry and market conditions and regulatory approvals. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

SOURCE Accelerate Diagnostics, Inc.

For further information: Investor Inquiries & Media Contact: Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com